Exhibit 10.5
FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT
     FOURTH AMENDMENT dated as of December 18, 2008 (this “Amendment”) to EMPLOYMENT AGREEMENT dated as of February 6, 2003, as amended (the “Agreement”) by and between TRW Automotive Inc. (the “Company”), TRW Limited (“Limited”) and John C. Plant (“Executive”).
     WHEREAS, in order to (i) bring the Agreement into compliance with Section 409A of the Internal Revenue Code of 1986 and the Treasury Regulations and related guidance promulgated thereunder and (ii) reflect certain changes to Executive’s supplemental retirement benefit arrangements (including, without limitation, Executive’s agreement to forgo his rights under the Company’s Executive Supplemental Retirement Plan in exchange for the contingent payment described below under the Employee Trust (as defined below) and certain additional supplemental retirement benefit accrual opportunities and incentives as set forth under the 2009 SERP (as defined below), Executive, Limited and Company desire to amend the Agreement as set forth below.
     In consideration of the premises and mutual covenants herein, the parties agree as follows:
     1. Defined Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Agreement.
     2. Amendment to Section 4 of the Agreement. The last sentence of Section 4 of the Agreement is amended in its entirety, effective January 1, 2009, to read as follows:
“Any Annual Bonus declared by the Company shall be paid by Limited to Executive in the calendar year following the year to which it relates, as soon as administratively practicable following the determination of the Annual Bonus, but in no event later than March 15th of the calendar year following the year to which the Annual Bonus relates.”
     3. Amendment to Sections 5(a) and 6 of the Agreement. Sections 5(a) and 6 of the Agreement are each amended, effective January 1, 2009, by adding the following new sentence to the end thereof:
“To the extent any reimbursement or in-kind benefit provided herein is includable in Executive’s income, any such reimbursements or benefits shall be paid promptly to Executive in accordance with past practice (if any), but in no event later than December 31st of the year following the year in which Executive incurs the expense, and the amount of any reimbursement or in-kind benefit provided in one year shall not affect the amount of any such reimbursement or benefit provided in a subsequent year.”
     4. Amendment to Section 5.c. of the Agreement. Section 5.c. of the Agreement is amended, effective January 1, 2009, by adding the following to the end thereof:
Notwithstanding the foregoing, the Company, Limited and Executive hereby agree to terminate the Nonqualified Plan initially established pursuant to this Section 5.c. (i.e., the TRW Automotive Inc. Executive Supplemental Retirement Plan, as amended) and the Company shall contribute to the Employee Trust (as defined below) a lump sum payment of $19,436,710 on January 2, 2009 in full satisfaction of Executive’s rights under the Nonqualified Plan as of such date, provided that Executive has not terminated employment with the Company or Limited prior to January 1, 2009. The Company has established the John C. Plant 2009 Supplemental Retirement Plan (the “2009 SERP”) as a replacement to the Nonqualified Plan for purposes of Executive’s supplemental retirement benefit accruals from and after January 1, 2009. Effective as of January 1, 2009, all references in the Agreement to the “Nonqualified Plan” shall be deemed to refer to the 2009 SERP, and Executive’s rights to receive benefits thereunder shall be subject to the terms set forth in the 2009 SERP. As used herein, the “Employee Trust” means a funded “secular” trust created for the benefit of Executive, pursuant to which Executive shall be entitled to receive the amounts contributed to such trust together with earnings (positive or negative) thereon payable immediately in a single lump sum on the earlier of (i) December 31, 2010 or (ii) the Early Vesting Date (as defined below), in each case, subject to Executive’s continued employment with the Company and Limited through such dates (such earlier date, the “Trust Payment Date”). As used herein, the “Early Vesting Date” means the earliest to occur of (i) Executive’s termination of employment by the Company or Limited without Cause, (ii) Executive’s termination of employment for Good Reason, (iii) Executive’s termination of employment due to death or Disability or (iv) the first day of any Window Period. In the event that Executive voluntarily terminates employment with the Company (other than for Good Reason or upon commencement of a Window Period) or is terminated by the Company or Limited for Cause, in each case, prior to the Trust Payment Date, Executive shall forfeit all rights under the Employee Trust and the amounts held in the Employee Trust at such time shall immediately revert to the Company without any payment of consideration to Executive. For so long as amounts are held in the Employee Trust, the trust agreement governing such Employee Trust shall require the Company to pay the relevant trustee fees and trust expenses, and shall require taxes on trust income to be paid out of trust assets. On the Trust Payment Date, either (i) the Company shall pay to Executive an additional amount or (ii) a portion of the Employee Trust assets shall revert to the Company rather than being paid to Executive, such that after application of clause (i) or (ii) of this sentence (whichever is applicable) Executive is in the same net after tax position (taking into account only U.S. federal income tax, social security and Medicare taxes (collectively, “US Taxes”)) as he would be if the applicable rates for US Taxes on the Trust Payment Date were as in effect on December 31, 2008.
     5. Amendment to Section 7.c.(iii)(E) of the Agreement. Section 7.c.(iii)(E) of the Agreement shall be amended, effective January 1, 2009, to read in its entirety as follows:
the “Supplemental Retirement Benefit” as defined under the 2009 SERP, to be paid at the times and subject to the terms as set forth therein (the “Supplemental Retirement Benefit”).
     6. Amendment to Section 7.c.(iv) of the Agreement. Section 7.c.(iv) of the Agreement shall be amended, effective January 1, 2009, by adding the following new sentence to the end thereof:
“Notwithstanding anything to the contrary herein, in the event the Change in Control occurs within the first six (6) months following Executive’s separation from service, payment of the amounts described in (x) and (y) shall not be paid until the six-month anniversary of the date of Executive’s separation from service in accordance with the requirements of Section 7.g.”

     7. Amendment to Section 7.d.(ii) of the Agreement. The first sentence of Section 7.d.(ii) of the Agreement shall be amended, effective January 1, 2009, by eliminating subsection (C) and adding the following subsections (C) and (D) to the end thereof:
     “(C) any “person” or “group” (as defined above) other than AI or its Affiliates (as defined below) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition of such person or group) ownership of stock of Holdings or the Company possessing 30 percent or more of the total voting power of the stock of Holdings or the Company, as applicable, or
     (D) a majority of the members of the Board of Directors of Holdings (the “Holdings Board”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Holdings Board, as it was constituted at the beginning of such 12-month period.”
     8. Amendment to Section 7.d.(iii)(B) and Section 7.d.(iv)(B) of the Agreement. Section 7.d.(iii)(B) and Section 7.d.(iv)(B) of the Agreement shall be amended, effective January 1, 2009, by replacing the phrase “as soon as practicable, but in no event later than ten (10) business days, following such termination of employment” with the phase “following such termination of employment in accordance with Section 7.g. below”.
     9. Addition of Section 7.g. of the Agreement. Section 7 of the Agreement shall be amended by adding, effective January 1, 2009, the following new subsection g. to the end thereof:
“g. In order to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations and related guidance promulgated thereunder (collectively referred to herein as “Section 409A”), the following provisions shall apply:
(i) For purposes of Section 7 of this Agreement, a termination of employment means a “separation from service” as defined by Section 409A.
(ii) (A) Subject to Section 7.h. below, all payments due under Sections 7.c. through d. (other than the Permitted Items, as defined by Section 7.g.(ii)(B)) shall be delayed for a period of six (6) months following Executive’s separation from service. The amounts that otherwise would be payable under such provisions during this six (6) month period, but for the first sentence hereof, shall be accumulated and paid to Executive in a lump sum on the six-month anniversary of the date of Executive’s separation from service (or the first business day thereafter, if such anniversary date is not a business day). Any remaining installments or lump sum payments payable hereunder shall continue or otherwise be made as specified in the applicable provisions of this Agreement.
     (B) All amounts to be provided to Executive under Sections 7.c. through d. shall be subject to the six (6) month delay in payment described in Section 7.g.(ii)(A) above, other than the following (collectively, the “Permitted Items”):
     (1) The Accrued Rights.
     (2) Any Pro Rata Bonus.
     (3) Any benefits continued hereunder for medical, dental, life insurance and disability benefits following Executive’s separation from service that are excludable from income.
     (4) Expenses or benefits that are includable in income to the extent such amounts do not exceed the limit in effect under Code Section 402(g) ($15,500 for 2008) for the year in which Executive’s separation from service occurs.
Accordingly, the Permitted Items may be paid or provided to Executive during the first six months following separation from service in accordance with the payment provisions of this Agreement.
(iii) To the extent any reimbursement for an expense or in-kind benefit incurred prior to separation from service is includable in Executive’s income, such reimbursements shall be paid promptly to Executive in accordance with past practice, but in no event later than December 31st of the year following the year in which Executive incurs the expense, and the amount of any reimbursement or in-kind benefit provided in one year shall not affect the amount of any such reimbursement or benefit provided in a subsequent year.”
     10. Addition of Section 7.h. to the Agreement. Section 7 of the Agreement shall be amended by adding, effective January 1, 2009, the following new subsection h. to the end thereof:
“h. Amounts otherwise payable under Sections 7.c., 7.d. and 11 that are delayed for a period of six (6) months following Executive’s separation from service in accordance with Section 7.g. shall be contributed by Limited or the Company, as applicable, to a grantor trust established by the Company with an independent trustee immediately following the occurrence of all events giving rise to Executive’s entitlement to such amounts. The costs and fees associated with establishing and maintaining such grantor trust shall be borne by the Company. The amounts held in trust shall be invested in a stable value fund or other similar investment vehicle, which seeks to preserve principal while earning interest income. The investment vehicle shall be selected by an independent investment manager appointed by the Company. The interest income realized shall be included in and paid to Executive as and when Executive’s severance payments under this Section 7 are made.”
     11. Addition of Section 11.e. to the Agreement. Section 11 of the Agreement is amended, effective January 1, 2009, by adding the following new subsection e. to the end thereof:

“e. Notwithstanding anything to the contrary herein, any Gross-Up Payment payable under this Section 11 to Executive shall be delayed for a period of six (6) months following Executive’s separation from service and paid pursuant to Section 7.g., subject to Section 7.h.”
     12. Amendment to Section 12.j. of the Agreement. Section 12.j. of the Agreement is amended, effective January 1, 2009, by adding the following new sentence to the end thereof:
“To the extent any reimbursement provided herein is includable in Executive’s income, any such reimbursement shall be paid promptly to Executive, but in no event later than December 31st of the year following the year in which Executive’s right to such reimbursement is established hereunder, and the amount of any reimbursement provided in one year shall not affect the amount of any such reimbursement provided in a subsequent year.”
     13. No Other Amendments; Effectiveness. Except as set forth in this Amendment, the Agreement is ratified and confirmed in all respects. This Amendment shall be effective as of the date hereof, except that provisions which expressly set forth a later effective date shall become effective on such later date.
     14. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
     15. Counterparts. This Amendment may be signed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

TRW Automotive Inc.

By:	/s/ Neil E. Marchuk	/s/ John C. Plant

Name:	Neil E. Marchuk	John C. Plant
Title:	Executive Vice President,
Human Resources

TRW Limited

By:	/s/ Neil E. Marchuk

Name:	Neil E. Marchuk
Title:	Attorney-in-Fact